Exhibit 10.1

Subscription Agreement

Investor Wei Su Technology Holdings Limited Company (Hereinafter referred to as “Party A”)

Investee NOWNEWS DIGITAL MEDIA TECHNOLOGY (Hereinafter referred to as “Party B”)

As Party A has had a full understanding of the investment project and the subscription for new shares to be issued by Party B, Party A intends to subscribe for Party B’s shares and invest in Party B, a U.S. OTC Markets listed company, NOWNEWS DIGITAL MEDIA TECHNOLOGY (trading symbol: NDMT, hereinafter referred to as “NDMT”), and the terms of the Agreement are as below:

Article I: the Amount of Investment and the Number of Shares

Party A shall subscribe for the shares at a price of $5.3 per share: Party A shall pay USD$530,000 to Party B in exchange for 100,000 shares of common stock from Party B

Article II: Back-back within One Year

1.	Total shares NDMT plans to issue to investors on these terms in the next three months: 300,000 shares

2.	Issuance Date: the shares of common stock shall be issued after being approved by NDMT’s Board of Directors.

3.	Lock-up period: the shares being issued under this Agreement shall be restricted from trading for a period of one year from the date that Party A pays the total subscription price.

4.	Rights and Obligations:

Party A shall pay the total subscription price within two days after signing this Agreement. After one year since Party A pays the total subscription price, Party A shall have the option to continue holding the shares of common stock of NDMT, or to notify Party B to buy back those shares within 7 days after the one-year lock-up period. Party B shall complete the process of buying back those shares and making payments for such buyback within 45 days after it receives the notice from Party A. Both parties agree that the buyback price shall be $5.8 per share. If Party A transfers these shares, Party B shall have no obligations of buying back these shares under this Item 4 from Party A or the new transferee.

Notes

1. The currency under this Agreement is US dollar.

2. Party A hereby irrevocably transfers the voting rights under these shares to NDMT’s Chief Executive Officer - Shuo-Wei Shih, who will represent Party A to vote his/her shares.

3. Unless agreed otherwise, the shares of common stock shall be subscribed in the amount of 100,000 shares per unit, and the maximum subscription amount shall be 300,000 shares.

4. General Operation Processing Representative:

Representative: Shuo-Wei Shih (David)

Email: cicd28@gmail.com

Tel: + 886-939-195925

Investor Relations: Zhang Qi Yuan (Anthony), Manager

Email: anthonyccy@nownews.com

Tel: + 886-2-87978775 # 507

Article III: Guarantees

Party A guarantees that before signing this Agreement:

1.	There were no agreements entered by it that may harm, change or influence Party B’s assets or rights.

Party B guarantees that before signing this Agreement:

1.	There were no ongoing litigation, non-litigation or arbitral proceedings in which Party B’s management members and other employees or agents are a party, which may harm Party A’s interests.

2.	There was no investigation or punishment by government or a judicial authority for breach of government decrees or administrative orders against Party B.

Article IV: Other

This Agreement shall be executed in two copies. Each of the Investor and Investee shall respectively keep one copy.

Investor

Party A: Wei Su Technology Holdings Limited Company

Representative: Shiwen Liao

Signature: /s/ Shiwen Liao

Address: 26 Gaoqing Road, Yangmei District, Taoyuan City

Party B: NOWNEWS DIGITAL MEDIA TECHNOLOGY

Representative: Shuo-Wei Shih (CEO)

Signature:  /s/ Shuo-Wei Shih

Address: 4F, No. 32, Ln. 407, Sec. 2. Tiding Road, Neihu District, Taipei City

June 22, 2017